Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with “Selected Financial Data” and the historical Consolidated Financial Statements and Notes thereto appearing elsewhere in this Current Report on Form 8-K.

In addition, the following discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles and policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the 2005 Annual Report on Form 10-K for the year ended December 31, 2005 in Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.

First Industrial Realty Trust, Inc. was organized in the state of Maryland on August 10, 1993. First Industrial Realty Trust, Inc. is a real estate investment trust (“REIT”), as defined in the Internal Revenue Code (the “Code”). First Industrial Realty Trust, Inc. (together with its consolidated subsidiaries, the “Company”) began operations on July 1, 1994. The Company’s interests in its properties and land parcels are held through (i) partnerships controlled by the Company, including First Industrial, L.P. (the “Operating Partnership”), of which the Company is the sole general partner, as well as, among others, First Industrial Financing Partnership, L.P., First Industrial Securities, L.P., First Industrial Mortgage Partnership, L.P., First Industrial Pennsylvania, L.P., First Industrial Harrisburg, L.P., First Industrial Indianapolis, L.P., FI Development Services, L.P. and TK-SV, LTD., each of which the sole general partner is a wholly-owned subsidiary of the Company and the sole limited partner is the Operating Partnership; (ii) limited liability companies, of which the Operating Partnership is the sole member; and (iii) First Industrial Development Services, Inc., of which the Operating Partnership is the sole stockholder, all of whose operating data is consolidated with that of the Company as presented herein. The Company, through separate, wholly-owned limited liability companies of which the Operating Partnership or First Industrial Development Services, Inc. is the sole member, also owns minority equity interests in, and provides services to, four joint ventures which invest in industrial properties (the “September 1998 Joint Venture” , the “May 2003 Joint Venture”, the “March 2005 Joint Venture” and the “September 2005 Joint Venture”). The Company, through a separate, wholly-owned limited liability company of which the Operating Partnership is also the sole member, also owned a minority interest in and provided property management services to a fifth joint venture which invested in industrial properties (the “December 2001 Joint Venture”; together with the September 1998 Joint Venture, the May 2003 Joint Venture, the March 2005 Joint Venture and the September 2005 Joint venture; the “Joint Ventures”). During the year ended December 31, 2004, the December 2001 Joint Venture sold all of its industrial properties. The operating data of the Joint Ventures is not consolidated with that of the Company as presented herein.

Management believes the Company’s financial condition and results of operations are, primarily, a function of the Company’s and its joint ventures’ performance in four key areas: leasing of industrial properties, acquisition and development of additional industrial properties, redeployment of internal capital and access to external capital.

The Company generates revenue primarily from rental income and tenant recoveries from long-term (generally three to six years) operating leases of its and its joint ventures’ industrial properties . Such revenue is offset by certain property specific operating expenses, such as real estate taxes, repairs and maintenance, property management, utilities and insurance expenses, along with certain other costs and expenses, such as depreciation and amortization costs and general and administrative and interest expenses. The Company’s revenue growth is dependent, in part, on its ability to (i) increase rental income, through increasing either or both occupancy rates and rental rates at the Company’s and its joint ventures’ properties, (ii) maximize tenant recoveries and (iii) minimize operating and certain other expenses. Revenues generated from rental income and tenant recoveries are a significant source of funds, in addition to income generated from gains/losses on the sale of the Company’s and its joint ventures’ properties (as discussed below), for the Company’s distributions. The leasing of property, in general, and occupancy rates, rental rates, operating expenses and certain non-operating expenses, in particular, are impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The leasing of property also entails various risks, including the risk of tenant default. If the Company were unable to maintain or increase occupancy rates and rental rates at the Company’s and its joint ventures’ properties or to maintain tenant recoveries and operating and certain other expenses consistent with historical levels and proportions, the Company’s revenue growth would be limited. Further, if a significant number of the Company’s and its joint ventures’ tenants were unable to pay rent (including tenant recoveries) or if the Company or its joint ventures were unable to rent their properties on favorable terms, the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

The Company’s revenue growth is also dependent, in part, on its and its joint ventures’ ability to acquire existing, and acquire and develop new, additional industrial properties on favorable terms. The Company itself and through its various joint ventures, continually seeks to acquire existing industrial properties on favorable terms, and, when conditions permit, also seeks to acquire and develop new industrial properties on favorable terms. Existing properties, as they are acquired, and acquired and developed properties, as they lease-up, generate revenue from rental income, tenant recoveries and fees, income from which, as discussed above, is a source of funds for the Company’s distributions. The acquisition and development of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The acquisition and development of properties also entails various risks, including the risk that the Company’s and its joint ventures’ investments may not perform as expected. For example, acquired existing and acquired and developed new properties may not sustain and/or achieve anticipated occupancy and rental rate levels. With respect to acquired and developed new properties, the Company may not be able to complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing the properties. Also, the Company and its joint ventures face significant competition for attractive acquisition and development opportunities from other well-capitalized real estate investors, including both publicly-traded real estate investment trusts and private investors. Further, as discussed below, the Company and its joint ventures may not be able to finance the acquisition and development opportunities they identify. If the Company and its joint ventures were unable to acquire and develop sufficient additional properties on favorable terms, or if such investments did not perform as expected, the Company’s revenue growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

The Company also generates income from the sale of its and its joint ventures’ properties (including existing buildings, buildings which the Company or its joint ventures have developed or re-developed on a merchant basis, and land). The Company itself and through its various joint ventures is continually engaged in, and its income growth is dependent in part on, systematically redeploying capital from properties and other assets with lower yield potential into properties and other assets with higher yield potential. As part of that process, the Company and its joint ventures sell, on an ongoing basis, select stabilized properties or land or properties offering lower potential returns relative to their market value. The gain/loss on and fees from, the sale of such properties are included in the Company’s income and are a significant source of funds, in addition to revenues generated from rental income and tenant recoveries, for the Company’s distributions. Also, a significant portion of the Company’s proceeds from such sales is used to fund the acquisition of existing, and the acquisition and development of new, industrial properties. The sale of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Company. The sale of properties also entails various risks, including competition from other sellers and the availability of attractive financing for potential buyers of the Company’s and its joint ventures’ properties. Further, the Company’s ability to sell properties is limited by safe harbor rules applying to REITs under the Code which relate to the number of properties that may be disposed of in a year, their tax bases and the cost of improvements made to the properties, along with other tests which enable a REIT to avoid punitive taxation on the sale of assets. If the Company and its joint ventures were unable to sell properties on favorable terms, the Company’s income growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

Currently, the Company utilizes a portion of the net sales proceeds from property sales, borrowings under its unsecured lines of credit and proceeds from the issuance, when and as warranted, of additional equity securities to finance acquisitions and developments and to fund its equity commitments to its joint ventures. Access to external capital on favorable terms plays a key role in the Company’s financial condition and results of operations, as it impacts the Company’s cost of capital and its ability and cost to refinance existing indebtedness as it matures and to fund acquisitions, developments and contributions to its joint ventures or through the issuance, when and as warranted, of additional equity securities. The Company’s ability to access external capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on the Company’s capital stock and debt, the market’s perception of the Company’s growth potential, the Company’s current and potential future earnings and cash distributions and the market price of the Company’s capital stock. If the Company were unable to access external capital on favorable terms, the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

CRITICAL ACCOUNTING POLICIES

The Company’s significant accounting policies are described in more detail in Note 3 to the Consolidated Financial Statements. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	The Company maintains an allowance for doubtful accounts which is based on estimates of potential losses which could result from the inability of the Company’s tenants to satisfy outstanding billings with the Company. The allowance for doubtful accounts is an estimate based on the Company’s assessment of the creditworthiness of its tenants.

•	Properties are classified as held for sale when the Company has entered into a binding contract to sell such properties. When properties are classified as held for sale, the Company ceases depreciating the properties and estimates the values of such properties and measures them at the lower of depreciated cost or fair value, less costs to dispose. If circumstances arise that were previously considered unlikely, and, as a result, the Company decides not to sell a property previously classified as held for sale, the Company will reclassify such property as held and used. The Company estimates the value of such property and measures it at the lower of its carrying amount (adjusted for any depreciation and amortization expense that would have been recognized had the property been continuously classified as held and used) or fair value at the date of the subsequent decision not to sell. Fair value is determined by deducting from the contract price of the property the estimated costs to close the sale.

•	The Company reviews its properties on a quarterly basis for possible impairment and provides a provision if impairments are determined. The Company utilizes the guidelines established under Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards

(“FAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”) to determine if impairment conditions exist. The Company reviews the expected undiscounted cash flows of each property to determine if there are any indications of impairment. If the expected undiscounted cash flows of a particular property are less than the net book basis of the property, the Company will recognize an impairment charge equal to the amount of carrying value of the property that exceeds the fair value of the property. Fair value is determined by discounting the future expected cash flows of the property. The calculation of the fair value involves subjective assumptions such as estimated occupancy, rental rates, ultimate residual value and the discount rate used to present value the cash flows.

•	The Company is engaged in the acquisition of individual properties as well as multi-property portfolios. In accordance with FAS No. 141, “Business Combinations” (“FAS 141”), the Company is required to allocate purchase price between land, building, tenant improvements, leasing commissions, intangible assets and above and below market leases. Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rents for each corresponding in-place lease. Acquired above and below market leases are amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental income. The Company also must allocate purchase price on multi-property portfolios to individual properties. The allocation of purchase price is based on the Company’s assessment of various characteristics of the markets where the property is located and the expected cash flows of the property.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

The Company’s net income available to common stockholders was $76.4 million and $88.2 million for the years ended December 31, 2005 and 2004, respectively. Basic and diluted net income available to common stockholders were $1.80 and $1.80 per share, respectively, for the year ended December 31, 2005, and $2.17 and $2.17 per share, respectively, for the year ended December 31, 2004.

The tables below summarize the Company’s revenues, property expenses and depreciation and other amortization by various categories for the years ended December 31, 2005 and December 31, 2004. Same store properties are in-service properties owned prior to January 1, 2004. Acquired properties are properties that were acquired subsequent to December 31, 2003. Sold properties are properties that were sold subsequent to December 31, 2003. Properties that are not in service are properties that are under construction that have not reached stabilized occupancy or were placed in service after December 31, 2003 or acquisitions acquired prior to January 1, 2004 that were not placed in service as of December 31, 2003. These properties are placed in service as they reach stabilized occupancy (generally defined as properties that are 90% leased). Other revenues are derived from the operations of the Company’s maintenance company, fees earned from the Company’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Company’s maintenance company and other miscellaneous regional expenses.

The Company’s future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. The Company’s future revenues and expenses may vary materially from historical rates.

At December 31, 2005 and 2004, the occupancy rates of the Company’s same store properties were 90.1% and 89.5%, respectively.

	2005	2004	$ Change	% Change
	($ in 000’s)

REVENUES
Same Store Properties	$251,046	$249,309	$1,737	0.7%
Acquired Properties	55,098	11,912	43,186	362.5%
Sold Properties	24,482	49,395	(24,913)	(50.4)%
Properties Not In-service	42,199	23,617	18,582	78.7%
Other	19,436	8,880	10,556	118.9%

	392,261	343,113	49,148	14.3%
Discontinued Operations	(54,438)	(64,557)	10,119	(15.7)%

Total Revenues	$337,823	$278,556	$59,267	21.3%

Revenues from same store properties remained relatively unchanged. Revenues from acquired properties increased $43.2 million due to the 240 industrial properties totaling approximately 29.3 million square feet of GLA acquired subsequent to December 31, 2003. Revenues from sold properties decreased $24.9 million due to the 193 industrial properties totaling approximately 20.2 million square feet of GLA sold subsequent to December 31, 2003. Revenues from properties not in service increased by approximately $18.6 million due primarily to build-to-suit-for-sale revenues of $16.2 million. Other revenues increased by approximately $10.6 million due primarily to an increase in joint venture fees due to new joint ventures (as discussed further) and assignment fees.

	2005	2004	$ Change	% Change
	($ in 000’s)

PROPERTY EXPENSES
Same Store Properties	$83,636	$80,051	$3,585	4.5%
Acquired Properties	15,702	3,756	11,946	318.1%
Sold Properties	8,823	16,661	(7,838)	(47.0)%
Properties Not In-service	26,161	8,739	17,422	199.4%
Other	11,871	6,543	5,328	81.4%

	146,193	115,750	30,443	26.3%
Discontinued Operations	(17,595)	(21,329)	3,734	(17.5)%

Total Property Expenses	$128,598	$94,421	$34,177	36.2%

Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance, other property related expenses and expenses from build to suit development for sale. Property expenses from same store properties increased $3.6 million or 4.5% primarily due to an increase of $.9 million in utility expense attributable to increases in gas and electric costs, an increase of $1.3 million in repair and maintenance attributable to increases in snow removal expense and an increase of $.9 million in real estate tax expense. Property expenses from acquired properties increased by $12.0 million due to properties acquired subsequent to December 31, 2003. Property expenses from sold properties decreased by $7.8 million due to properties sold subsequent to December 31, 2003. Property expenses from properties not in service increased by approximately $17.4 million due primarily to build-to-suit-for-sale costs of $15.6 million. Other expenses increased $5.3 million due primarily to increases in employee compensation.

General and administrative expense increased by approximately $16.2 million, or 41.0%, due primarily to increases in employee compensation related to compensation for new employees as well as an increase in incentive compensation.

Amortization of deferred financing costs remained relatively unchanged.

	2005	2004	$ Change	% Change
	($ in 000’s)

DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$77,329	$72,016	$5,313	7.4%
Acquired Properties	29,278	3,797	25,481	671.1%
Sold Properties	7,795	13,713	(5,918)	(43.2)%
Properties Not In-service and Other	12,228	9,740	2,488	25.5%
Corporate Furniture, Fixtures and Equipment	1,371	1,280	91	7.1%

	128,001	100,546	27,455	27.3%
Discontinued Operations	(17,347)	(17,220)	(127)	0.7%

Total Depreciation and Other Amortization	$110,654	$83,326	$27,328	32.8%

The increase in depreciation and other amortization for same store properties is due to an acceleration of depreciation and amortization on tenant improvements and leasing commissions for tenants who terminated leases early, an acceleration of amortization on in-place lease values related to leases for which the tenants did not renew and a net increase in leasing commissions and tenant improvements paid in 2005 and 2004. Depreciation and other amortization from acquired properties increased by $25.5 million due to properties acquired subsequent to December 31, 2003. Depreciation and other amortization from sold properties decreased by $5.9 million due to properties sold subsequent to December 31, 2003. Depreciation and other amortization for properties not in service and other increased $2.5 million due to developments substantially completed in 2004 and 2005. Amortization of corporate furniture, fixtures and equipment remained relatively unchanged.

Interest income decreased by approximately $2.1 million due primarily to a decrease in the average mortgage loans receivable outstanding during the year ended December 31, 2005, as compared to the year ended December 31, 2004.

Interest expense increased by approximately $9.7 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2005 ($1,690.2 million) as compared to the year ended December 31, 2004 ($1,522.9 million), an increase in the weighted average interest rate for the year ended December 31, 2005 (6.63%) as compared to the year ended December 31, 2004 (6.60%), partially offset by an increase in capitalized interest for the year ended December 31, 2005 due to an increase in development activities.

The Company recognized a $.08 million gain on the early retirement of debt for the year ended December 31, 2005. This includes $.05 million write-off of financing fees associated with the Company’s previous line of credit agreement which was amended and restated on August 23, 2005. The gain on early retirement of debt also includes a payment of $.3 million of fees and a write-off of loan premium of $.4 million on a $13.7 million mortgage loan which was assumed by the buyers of the related properties on July 13, 2005. The loss on early retirement of debt of approximately $.5 million for the year ended December 31, 2004 is comprised of the write-off of unamortized deferred financing costs, a loan premium and a prepayment penalty related to the early pay off and retirement of a $4.8 million mortgage loan (the “Acquisition Mortgage Loan XI”).

The Company recognized a $.6 million gain related to the settlement/mark-to-market of two interest rate protection agreements that the Company entered into during 2005 in order to hedge the change in value of a build to suit development project as well as $.2 million in deferred gain that was reclassed out of other comprehensive income relating to a settled interest rate protection agreement that no longer qualified for hedge accounting.

In March 2004, the Company, through the Operating Partnership, entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73.5 million. In May 2004, the Company reduced the projected amount of the future debt offering and settled $24.5 million of this interest rate protection agreement for proceeds in the amount of $1.5 million which is recognized in net income for the year ended December 31, 2004. In November 2004, the Company settled an interest rate protection agreement for $.3 million that had been designated as a cash flow hedge of $50.0 million of a forecasted debt issuance. Hedge ineffectiveness in the amount of $.1 million, due to a mismatch in the forecasted debt issuance dates, was recognized in net income. The remaining $.2 million was included in other comprehensive income and was reclassed into net income for the year ended December 31, 2005 as the hedge no longer qualified for hedge accounting.

Income tax benefit increased by $5.8 million due primarily to an increase in general and administrative expense (“G&A”) due to additional G&A costs, which increases the loss from continuing operations, incurred in the year ended December 31, 2005 compared to the year ended December 31, 2004 associated with additional investment activity in the Company’s taxable REIT subsidiary. The increase in the income tax benefit is partially offset by an increase in state tax expense.

Equity in income of joint ventures decreased by approximately $33.6 million due primarily to the Company’s allocation of gain from the sale of all the properties in the December 2001 Joint Venture and the Company’s recognition of the deferred gain on its initial sale of certain properties to the December 2001 Joint Venture recognized in the year ended December 31, 2004.

The $29.7 million gain on sale of real estate for the year ended December 31, 2005 resulted from the sale of ten industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $16.8 million gain on sale of real estate for the year ended December 31, 2004 resulted from the sale of five industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.

The following table summarizes certain information regarding the industrial properties included in discontinued operations by the Company for the year ended December 31, 2005 and December 31, 2004.

	Year Ended
	December 31,
	2005	2004
	($ in 000’s)

Total Revenues	$54,438	$64,557
Operating Expenses	(17,595)	(21,329)
Interest Expense	(373)	(609)
Depreciation and Amortization	(17,347)	(17,220)
Provision for Income Taxes Allocable to Operations	(4,628)	(2,813)
Gain on Sale of Real Estate	131,955	88,245
Provision for Income Taxes Allocable to Gain on Sale	(18,718)	(8,147)

Income from Discontinued Operations	$127,732	$102,684

Income from discontinued operations, net of income taxes, for the year ended December 31, 2005 reflects the results of operations and gain on sale of real estate of $132.0 million relating to 86 industrial properties that were sold during the year ended December 31, 2005, the results of operations of five properties that were identified as held for sale at December 31, 2005, the results of operations of 66 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and 16 industrial properties that were held for sale at June 30, 2006.

Income from discontinued operations, net of income taxes, for the year ended December 31, 2004 reflects the results of operations of industrial properties that were sold during the year ended December 31, 2005, five properties that were identified as held for sale at December 31, 2005, industrial properties that were sold during the year ended December 31, 2004, the gain on sale of real estate of $88.2 million from the 92 industrial properties which were sold during the year ended December 31, 2004, the results of operations of 66 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and 16 industrial properties that were held for sale at June 30, 2006.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

The Company’s net income available to common stockholders was $88.2 million and $93.6 million for the years ended December 31, 2004 and 2003, respectively. Basic and diluted net income available to common stockholders were $2.17 and $2.17 per share, respectively, for the year ended December 31, 2004, and $2.43 and $2.43 per share, respectively, for the year ended December 31, 2003.

The tables below summarize the Company’s revenues, property expenses and depreciation and other amortization by various categories for the years ended December 31, 2004 and December 31, 2003. Same store properties are in-service properties owned prior to January 1, 2003. Acquired properties are properties that were acquired subsequent to December 31, 2002. Sold properties are properties that were sold subsequent to December 31, 2002. Properties that are not in service are properties that are under construction that have not reached stabilized occupancy or were placed in service after December 31, 2002 or acquisitions acquired prior to January 1, 2003 that were not placed in service as of December 31, 2002. These properties are placed in service as they reach stabilized occupancy (generally defined as properties that are 90% leased). Other revenues are derived from the operations of the Company’s maintenance company, fees earned from the Company’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Company’s maintenance company and other miscellaneous regional expenses.

The Company’s future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. The Company’s future revenues and expenses may vary materially from historical rates.

At December 31, 2004 and 2003, the occupancy rates of the Company’s same store properties were 88.6% and 87.8%, respectively.

	2004	2003	$ Change	% Change
	($ in 000’s)

REVENUES
Same Store Properties	$253,710	$268,270	$(14,560)	(5.4)%
Acquired Properties	43,864	10,178	33,686	331.0%
Sold Properties	20,512	57,588	(37,076)	(64.4)%
Properties Not In-service	16,178	16,375	(197)	(1.2)%
Other	8,849	9,148	(299)	(3.3)%

	343,113	361,559	(18,446)	(5.1)%
Discontinued Operations	(64,557)	(104,133)	39,576	(38.0)%

Total Revenues	$278,556	$257,426	$21,130	8.2%

Revenues from same store properties decreased $14.6 million due primarily to a $10.7 million lease termination fee the Company recognized in 2003. Revenues from acquired properties increased $33.7 million due to the 143 industrial properties totaling approximately 15.9 million square feet of GLA acquired subsequent to December 31, 2002. Revenues from sold properties decreased $37.1 million due to the 227 industrial properties totaling approximately 14.8 million square feet of GLA sold subsequent to December 31, 2002.

	2004	2003	$ Change	% Change
	($ in 000’s)

PROPERTY EXPENSES
Same Store Properties	$82,008	$85,141	$(3,133)	(3.7)%
Acquired Properties	13,036	3,083	9,953	322.8%
Sold Properties	6,612	18,256	(11,644)	(63.8)%
Properties Not In-service	7,584	5,956	1,628	27.3%
Other	6,510	4,427	2,083	47.1%

	115,750	116,863	(1,113)	(1.0)%
Discontinued Operations	(21,329)	(29,242)	7,913	(27.1)%

Total Property Expenses	$94,421	$87,621	$6,800	7.8%

Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance and other property related expenses. Property expenses from same store properties decreased by approximately $3.1 million primarily due to a decrease in bad debt expense. Property expenses from acquired properties increased by $10.0 million due to properties acquired subsequent to December 31, 2002. Property expenses from sold properties decreased by $11.6 million due to properties sold subsequent to December 31, 2002. Property expenses from properties not in-service increased $1.6 million due primarily to an increase in bad debt expense. Other expense increased $2.1 million due primarily to increases in compensation.

General and administrative expense increased by approximately $12.6 million, or 46.8%, due primarily to increases in employee incentive compensation and an increase in outside professional service fees.

Amortization of deferred financing costs remained relatively unchanged.

	2004	2003	$ Change	% Change
	($ in 000’s)

DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$70,484	$65,433	$5,051	7.7%
Acquired Properties	16,398	3,839	12,559	327.1%
Sold Properties	4,523	11,886	(7,363)	(61.9)%
Properties Not In-service and Other	7,861	4,187	3,674	87.7%
Corporate Furniture, Fixtures and Equipment	1,280	1,236	44	3.6%

	100,546	86,581	13,965	16.1%
Discontinued Operations	(17,220)	(20,858)	3,638	(17.4)%

Total Depreciation and Other Amortization	$83,326	$65,723	$17,603	26.8%

The increase in depreciation and other amortization for the same store properties is primarily due to a net increase in leasing commissions and, building and tenant improvements paid in 2004 and 2003. Depreciation and other amortization from acquired properties increased by $12.6 million due to properties acquired subsequent to December 31, 2002. Depreciation and other amortization from sold properties decreased by $7.4 million due to properties sold subsequent to December 31, 2002. Depreciation and other amortization for properties not in-service and other increased by $3.7 million due primarily to depreciation expense being recognized in 2004 for developments that were substantially completed.

Interest income increased by approximately $1.2 million due primarily to an increase in the average mortgage loans receivable outstanding during the year ended December 31, 2004, as compared to the year ended December 31, 2003, as well as an increase in the average restricted cash balance for the year ended December 31, 2004, as compared to the year ended December 31, 2003.

In March 2004, the Company, through the Operating Partnership, entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73.5 million. In May 2004, the Company reduced the projected amount of the future debt offering and settled $24.5 million of this interest rate protection agreement for proceeds in the amount of $1.5 million which is recognized in net income for the year ended December 31, 2004. In November 2004, the Company settled an interest rate protection agreement for $.3 million that had been designated as a cash flow hedge of $50.0 million of a forecasted debt issuance. Hedge ineffectiveness in the amount of $.1 million, due to a mismatch in the forecasted debt issuance dates, was recognized in net income. The remaining $.2 million was included in other comprehensive income and was reclassed into net income for the year ended December 31, 2005 as the hedge no longer qualified for hedge accounting.

Interest expense increased by approximately $3.7 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2004 ($1,522.9 million) as compared to the year ended December 31, 2003 ($1,455.8 million). This was partially offset by a decrease in the weighted average interest rate for the year ended December 31, 2004 (6.60%) as compared to the year ended December 31, 2003 (6.61%), and an increase in capitalized interest for the year ended December 31, 2004 due to an increase in development activities.

The loss on early retirement of debt of approximately $.5 million for the year ended December 31, 2004 is comprised of the write-off of unamortized deferred financing costs and a prepayment penalty related to the early pay off and retirement of the Acquisition Mortgage Loan XI. The loss on early retirement of debt of approximately $1.5 million for the year ended December 31, 2003 is comprised of the write-off of unamortized deferred financing costs related to the early pay off and retirement of a $37.5 million mortgage loan.

Income tax benefit increased by $2.5 million due primarily to an increase in general and administrative expense (“G&A”), which increases the loss from continuing operations, due to additional G&A costs incurred in 2004 compared to 2003 associated with additional investment activity in the Company’s taxable REIT subsidiary.

Equity in income of joint ventures increased by approximately $36.8 million due primarily to the Company’s allocation of gain from the sale of all of the properties in the December 2001 Joint Venture and the Company’s recognition of the deferred gain on it’s initial sale of 30 of the 36 properties to the December 2001 Joint Venture in the year ended December 31, 2004.

The $16.8 million gain on sale of real estate for the year ended December 31, 2004 resulted from the sale of five industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $15.8 million gain on sale of real estate for the year ended December 31, 2003 resulted from the sale of ten industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The following table summarizes certain information regarding the industrial properties included in discontinued operations by the Company for the year ended December 31, 2004 and December 31, 2003.

	Year Ended
	December 31,
	2004	2003
	($ in 000’s)

Total Revenues	$64,557	$104,133
Operating Expenses	(21,329)	(29,242)
Interest Expense	(609)	(561)
Depreciation and Amortization	(17,220)	(20,858)
Provision for Income Taxes Allocable to Operations	(2,813)	(1,614)
Gain on Sale of Real Estate	88,245	79,485
Provision for Income Taxes Allocable to Gain on Sale	(8,147)	(1,965)

Income from Discontinued Operations	$102,684	$129,378

Income from discontinued operations, net of income taxes, for the year ended December 31, 2004 reflects the results of operations and gain on sale of real estate of $132.0 million relating to 86 industrial properties sold during the year ended December 31, 2005 and the results of operations of five properties that were identified as held for sale at December 31, 2005, the results of operations and gain on sale of real estate of $88.2 million relating to 92 industrial properties that were sold during the year ended December 31, 2004, and the results of operations of nine properties that were identified as held for sale at December 31, 2004, the results of operations of 66 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and 16 industrial properties that were held for sale at June 30, 2006.

Income from discontinued operations, net of income taxes, for the year ended December 31, 2003 reflects the results of operations and gain on sale of real estate of $132.0 million relating to 86 industrial properties sold during the year ended December 31, 2005 and the results of operations of five properties that were identified as held for sale at December 31, 2005, the results of operations of industrial properties that were sold during the year ended December 31, 2004, nine properties that were identified as held for sale at December 31, 2004, industrial properties that were sold during the year ended December 31, 2003, the gain on sale of real estate of $79.5 million from the 120 industrial properties which were sold during the year ended December 31, 2003, as well as the results of operations of 66 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and 16 industrial properties that were held for sale at June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005, the Company’s cash and cash equivalents, as well as restricted cash, was approximately $37.8 million. Restricted cash is comprised of gross proceeds from the sales of certain industrial properties. These sales proceeds will be disbursed as the Company exchanges industrial properties under Section 1031 of the Internal Revenue Code.

The Company has considered its short-term (one year or less) liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Company’s 7.0% Notes due in 2006, in the aggregate principal amount of $150 million are due on December 1, 2006 (the “2006 Notes”). The Company expects to satisfy the maturity of the 2006 Notes with the issuance of additional debt. With the exception of the 2006 Notes, the Company believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required to maintain the Company’s REIT qualification under the Internal Revenue Code. The Company anticipates that these needs will be met with cash flows provided by operating activities.

The Company expects to meet long-term (greater than one year) liquidity requirements such as property acquisitions, developments, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through the disposition of select assets, the issuance of long-term unsecured indebtedness and the issuance of additional equity securities. As of December 31, 2005 $415.4 million of common stock, preferred stock and depositary shares and approximately $500.0 million of debt securities were registered and unissued under the Securities Act of 1933, as amended. As of March 6, 2006 $265.4 million of common stock, preferred stock and depositary shares and approximately $300.0 million of debt securities were registered and unissued under the Securities Act of 1933, as amended. The Company also may finance the development or acquisition of additional properties through borrowings under the 2005 Unsecured Line of Credit I. At December 31, 2005, borrowings under the Unsecured Lines of Credit bore interest at a weighted average interest rate of 4.886%. The Unsecured Lines of Credit bear interest at a floating rate of LIBOR plus .625% or the Prime Rate, at the Company’s election. As of March 6, 2006, the Company had approximately $212.4 million available in additional borrowings under the 2005 Unsecured Line of Credit I. The Unsecured Lines of Credit contains certain financial covenants relating to debt service coverage, market value net worth, dividend payout ratio and total funded indebtedness. The Company’s access to borrowings may be limited if it fails to meet any of these covenants. Also, the Company’s borrowing rate on its 2005 Unsecured Line of Credit I may increase in the event of a downgrade on the Company’s unsecured notes by the rating agencies.

The Company currently has credit ratings from Standard & Poor’s, Moody’s and Fitch Ratings of BBB/Baa3/BBB, respectively. The Company’s goal is to maintain its existing credit ratings. In the event of a downgrade, management believes the Company would continue to have access to sufficient capital; however, the Company’s cost of borrowing would increase and its ability to access certain financial markets may be limited.

Year Ended December 31, 2005

Net cash provided by operating activities of approximately $49.4 million for the year ended December 31, 2005 was comprised primarily of net income before minority interest of approximately $98.8 million and net distributions from joint ventures of $.1 million offset by adjustments for non-cash items of approximately $34.4 million and the net change in operating assets and liabilities of approximately $15.1 million. The adjustments for the non-cash items of approximately $34.4 million are primarily comprised of depreciation and amortization of approximately $135.2 million and an increase of the bad debt provision of approximately $1.8 million, offset by the gain on sale of real estate of approximately $161.7 million, $.2 million of other and straight-lining of rental income of approximately $9.5 million.

Net cash used in investing activities of approximately $371.7 million for the year ended December 31, 2005 was comprised primarily of the acquisition of real estate, development of real estate, capital expenditures related to the expansion and improvement of existing real estate, contributions to, and investments in, the Company’s industrial real estate joint ventures and an increase in restricted cash that is held by an intermediary for Section 1031 exchange purposes partially offset by the net proceeds from the sale of real estate, the repayment of mortgage loans receivable and distributions from the Company’s industrial real estate joint ventures.

During the year ended December 31, 2005, the Company acquired 161 industrial properties comprising approximately 20.1 million square feet of GLA and several land parcels. The purchase price of these acquisitions totaled approximately $752.7 million, excluding costs incurred in conjunction with the acquisition of the industrial properties and land parcels. The Company also substantially completed the development of five industrial properties comprising approximately 1.8 million square feet of GLA at an estimated cost of approximately $97.5 million.

The Company, through wholly-owned limited liability companies in which the Operating Partnership is the sole member, contributed approximately $43.3 million to, and received distributions of approximately $6.8 million from, the Company’s industrial real estate joint ventures. As of December 31, 2005, the Company’s industrial real estate joint ventures owned 316 industrial properties comprising approximately 24.2 million square feet of GLA.

During the year ended December 31, 2005, the Company sold 96 industrial properties comprising approximately 12.8 million square feet of GLA and several land parcels. Gross proceeds from the sales of the 96 industrial properties and several land parcels were approximately $656.1 million.

Net cash provided by financing activities of approximately $325.6 million for the year ended December 31, 2005 was comprised primarily from the net proceeds from the sale of preferred stock, net borrowings under the Unsecured Lines of Credit, proceeds from the issuance of mortgage loan payable, the net proceeds from the exercise of stock options and the issuance of common stock partially offset by the payoff and retirement of senior unsecured debt, common and preferred stock dividends and unit distributions, the repurchase of restricted stock from employees of the Company to pay for withholding taxes on the vesting of restricted stock and repayments on mortgage loans payable.

On August 23, 2005, the Company, through the Operating Partnership, amended and restated its $300.0 million unsecured line of credit (the “Unsecured Line of Credit”), which was due September 28, 2007, and bore interest at a floating rate of LIBOR plus .7%, or the Prime Rate, at the Company’s election. The amended and restated unsecured line of credit (the “2005 Unsecured Line of Credit I”) will mature on September 28, 2008, has a borrowing capacity of $500.0 million, with the right, subject to certain conditions, to increase the borrowing capacity up to $600.0 million and bears interest at a floating rate of LIBOR plus .625%, or the Prime Rate, at the Company’s election.

For the year ended December 31, 2005, certain employees of the Company exercised 248,881 non-qualified employee stock options. Net proceeds to the Company were approximately $6.7 million.

During the year ended December 31, 2005, the Company awarded 189,878 shares of restricted common stock to certain employees and 10,164 shares of restricted common stock to certain Directors. These shares of restricted common stock had a fair value of approximately $8.4 million on the date of grant. The restricted common stock vests over periods from one to ten years. Compensation expense will be charged to earnings over the respective vesting periods.

On November 8, 2005 and November 18, 2005, the Company issued 600 and 150 Shares, respectively, each representing $.01 par value, Series I Flexible Cumulative Redeemable Preferred Stock, (the “Series I Preferred Stock”), in a private placement at an initial offering price of $250,000 per share for an aggregate initial offering price of $187.5 million. Dividends on the Series I Depositary Shares were payable monthly in arrears commencing December 31, 2005 at an initial dividend rate of One-Month LIBOR plus 1.25%, subject to reset on the four-month, six-month and one year anniversary of the date of issuance. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series I Preferred Stock ranks senior to payments on the Company’s Common Stock and pari passu with the Company’s Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. Refer to the Subsequent Events section (hereinafter) for the redemption of the Series I Preferred Stock.

On December 9, 2005, the Company issued 1,250,000 shares of $.01 par value common stock (the “December 2005 Equity Offering”). The price per share was $39.45 resulting in gross offering proceeds of $49.3 million. Proceeds to the Company, net of underwriters’ discount and total expenses, were approximately $48.8 million.

On March 31, 2005, the Company paid first quarter 2005 dividends of $53.906 per share ($.53906 per Depositary Share) on its 8.625%, $.01 par value, Series C Preferred Stock, totaling, in the aggregate, approximately $1.1 million; semi-annual dividends of $3,118 per share ($31.18 per Depositary Share) on its Series F Preferred Stock, totaling, in the aggregate, approximately $1.6 million; and semi-annual dividends of $3,618.00 per share ($36.18 per Depositary Share) on its Series G Preferred Stock, totaling, in the aggregate, approximately $.9 million. On June 30, 2005, the Company paid a second quarter 2005 dividend of $53.906 per share ($.53906 per Depositary Share) on its Series C Preferred Stock, totaling approximately $1.1 million; and accrued dividends of approximately $.8 million on its Series F Preferred Stock and approximately $.5 million on its Series G Preferred Stock. On September 30, 2005, the Company paid third quarter 2005 dividends of $53.906 per share ($.53906 per Depositary Share) on its 8.625%, $.01 par value, Series C Preferred Stock, totaling, in the aggregate, approximately $1.1 million; semi-annual dividends of $3,118 per share ($31.18 per Depositary Share) on its Series F Preferred Stock, totaling, in the aggregate, approximately $1.6 million; and semi-annual dividends of $3,618.00 per share ($36.18 per Depositary Share) on its Series G Preferred Stock, totaling, in the aggregate, approximately $.9 million. On December 31, 2005, the Company accrued fourth quarter 2005 dividends, in the aggregate, of approximately $1.1 million on its Series C Preferred Stock, $.8 million on its Series F Preferred Stock, $.5 million on its Series G Preferred Stock and $1.5 million on its Series I Preferred Stock.

On January 24, 2005, the Company and the Operating Partnership paid a fourth quarter 2004 dividend/distribution of $.6950 per common share/Unit, totaling approximately $34.3 million. On April 18, 2005, the Company and the Operating Partnership paid a first quarter 2005 dividend/distribution of $.6950 per common share/Unit, totaling approximately $34.3 million. On July 18, 2005, the Company and the Operating Partnership paid a second quarter 2005 dividend/distribution of $.6950 per common share/ Unit, totaling approximately $34.5 million. On October 17, 2005, the Company and the Operating Partnership paid a third quarter 2005 dividend/distribution of $.6950 per common share/Unit, totaling approximately $34.6 million.

Contractual Obligations and Commitments

The following table lists our contractual obligations and commitments as of December 31, 2005 (In thousands):

		Payments Due by Period
		Less Than
	Total	1 Year	1-3 Years	3-5 Years	Over 5 Years

Operating and Ground Leases*	$40,660	$1,678	$3,185	$3,167	$32,630
Real Estate Development*	93,784	93,784	—	—	—
Long-term Debt	1,826,330	282,381	486,986	147,435	909,528
Interest Expense on Long-Term Debt*	858,867	95,800	152,739	137,137	473,191

Total	$2,819,641	$473,643	$642,910	$287,739	$1,415,349

*	Not on balance sheet.

Off-Balance Sheet Arrangements

Letters of credit are issued in most cases as pledges to governmental entities for development purposes or to support purchase obligations. At December 31, 2005 the Company has $7.6 million in outstanding letters of credit, none of which are reflected as liabilities on the Company’s balance sheet. The Company has no other off-balance sheet arrangements other than those disclosed on the previous Contractual Obligations and Commitments table.

Environmental

The Company incurred environmental costs of approximately $.4 million and $.5 million in 2005 and 2004, respectively. The Company estimates 2006 costs of approximately $1.0 million. The Company estimates that the aggregate cost which needs to be expended in 2006 and beyond with regard to currently identified environmental issues will not exceed approximately $1.7 million, a substantial amount of which will be the primary responsibility of the tenant, the seller to the Company or another responsible party.

Inflation

For the last several years, inflation has not had a significant impact on the Company because of the relatively low inflation rates in the Company’s markets of operation. Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within six years which may enable the Company to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the years ended December 31, 2005, 2004 and 2003, earnings were inadequate to cover fixed charges or preferred dividends. The Company must generate additional earnings of $45,685, $4,322 and $23,184 for the years ended December 31, 2005, 2004 and 2003, respectively to achieve a coverage ratio of 1:1. The ratio of earnings to fixed charges and preferred stock dividends decreased in 2005 compared to 2004 due to a decrease in income from continuing operations due to a decrease in the equity in income of joint ventures and an increase in depreciation and amortization expense, as discussed in “Results of Operations” above. The ratio of earnings to combined fixed charges and preferred stock dividends increased in 2004 compared to 2003 due to increased income from continuing operations due to an increase in rental revenues and tenant recoveries and other income and an increase in the equity in income of joint ventures, as discussed in “Results of Operations” above.

Market Risk

The following discussion about the Company’s risk-management activities includes “forward-looking statements” that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

This analysis presents the hypothetical gain or loss in earnings, cash flows or fair value of the financial instruments and derivative instruments which are held by the Company at December 31, 2005 that are sensitive to changes in the interest rates. While this analysis may have some use as a benchmark, it should not be viewed as a forecast.

In the normal course of business, the Company also faces risks that are either non-financial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following analysis.

At December 31, 2005, $1,356.2 million (approximately 74.8% of total debt at December 31, 2005) of the Company’s debt was fixed rate debt and $457.5 million (approximately 25.2% of total debt at December 31, 2005) was variable rate debt. Currently, the Company does not enter into financial instruments for trading or other speculative purposes.

For fixed rate debt, changes in interest rates generally affect the fair value of the debt, but not earnings or cash flows of the Company. Conversely, for variable rate debt, changes in the interest rate generally do not impact the fair value of the debt, but would affect the Company’s future earnings and cash flows. The interest rate risk and changes in fair market value of fixed rate debt generally do not have a significant impact on the Company until the Company is required to refinance such debt. See Note 5 to the consolidated financial statements for a discussion of the maturity dates of the Company’s various fixed rate debt.

Based upon the amount of variable rate debt outstanding at December 31, 2005, a 10% increase or decrease in the interest rate on the Company’s variable rate debt would decrease or increase, respectively, future net income and cash flows by approximately $2.3 million per year. A 10% increase in interest rates would decrease the fair value of the fixed rate debt at December 31, 2005 by approximately $45.9 million to $1,428.2 million. A 10% decrease in interest rates would increase the fair value of the fixed rate debt at December 31, 2005 by approximately $50.8 million to $1,524.9 million.

Subsequent Events

On January 10, 2006, the Company, through the Operating Partnership, issued $200 million of senior unsecured debt which matures on January 15, 2016 and bears a coupon interest rate of 5.75% (the “2016 Notes”). The issue price of the 2016 Notes was 99.653%. Interest is paid semi-annually in arrears on January 15 and July 15. The Company also entered into interest rate protection agreements which were used to fix the interest rate on the 2016 Notes prior to issuance. On January 9, 2006 the Company settled the interest rate protection agreements for a payment of approximately $1.7 million, which will be included in other comprehensive income. The debt issue discount and the settlement amount of the interest rate protection agreements are being amortized over the life of the 2016 Notes as an adjustment to interest expense. Including the impact of the offering discount and the settlement amount of the interest rate protection agreements, the Company’s effective interest rate on the 2016 Notes is 5.91%. The 2016 Notes contain certain covenants, including limitations on incurrence of debt and debt service coverage.

On January 3, 2006, the Company paid fourth quarter 2005 dividends of $53.906 per share ($.53906 per Depositary Share) on its 8.625%, $.01 par value, Series C Preferred Stock, totaling, in the aggregate, approximately $1.1 million; and a monthly dividend of $1,930.243 per share on its Series I Preferred Stock, totaling, in the aggregate, approximately $1.5 million.

On January 5, 2006, the Company, through First Industrial Development Services, Inc. settled the interest rate protection agreement entered into in October 2005 with a notional value of $50 million for a settlement payment of $.2 million.

The Company redeemed the Series I Preferred Stock on January 13, 2006 for $242,875.00 per share, and paid a prorated first quarter dividend of $470.667 per share, totaling approximately $.4 million. In accordance with EITF D-42, due to the redemption of the Series I Preferred Stock, the initial offering costs associated with the issuance of the Series I Preferred Stock of approximately $.7 million is reflected as a deduction from net income to arrive at net income available to common stockholders in determining earnings per share for the three months ended March 31, 2006.

On January 13, 2006, the Company issued 6,000,000 Depositary Shares, each representing 1/10,000th of a share of the Company’s 7.25%, $.01 par value, Series J Flexible Cumulative Redeemable Preferred Stock (the “Series J Preferred Stock”), at an initial offering price of $25.00 per Depositary Share. Dividends on the Series J Preferred Stock, represented by the Depositary Shares, are cumulative from the date of initial issuance and are payable quarterly in arrears. However, during any period that both (i) the depositary shares are not listed on the NYSE or AMEX, or quoted on NASDAQ, and (ii) the Company is not subject to the reporting requirements of the Exchange Act, but the preferred shares are outstanding, the Company will increase the dividend on the preferred shares to a rate of 8.25% of the liquidation preference per year. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series J Preferred Stock ranks senior to payments on the Company’s Common Stock and pari passu with the Company’s Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. The Series J Preferred Stock is not redeemable prior to January 15, 2011. However, if at any time both (i) the depositary shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) the Company ceases to be subject to the reporting requirements of the Exchange Act, but the preferred shares are outstanding, then the preferred shares will be redeemable, in whole but not in part at the Company’s option, within 90 days of the date upon which the depositary shares cease to be listed and the Company ceases to be subject to such reporting requirements, at a redemption price equivalent to $25.00 per Depositary Share, plus all accrued and unpaid dividends to the date of redemption. On or after January 15, 2011, the Series J Preferred Stock is redeemable for cash at the option of the Company, in whole or in part, at a redemption price equivalent to $25.00 per Depositary Share, or $150,000 in the aggregate, plus dividends accrued and unpaid to the redemption date. The Series J Preferred Stock has no stated maturity and is not convertible into any other securities of the Company.

On January 23, 2006, the Company and the Operating Partnership paid a fourth quarter 2005 distribution of $.70 per share, totaling approximately $35.8 million.

On March 1, 2006, the Company paid off and retired a $2.4 million mortgage loan.

On March 8, 2006, the Company declared a first quarter 2006 distribution of $.7000 per common share/unit on its common stock/units which is payable on April 17, 2006. The Company also declared first quarter 2006 dividends of $53.906 per share ($.53906 per Depositary Share), on its Series C Preferred Stock, totaling, in the aggregate, approximately $1.1 million, which is payable on March 31, 2006; semi-annual dividends of $3,118.00 per share ($31.18 per Depositary Share) on its Series F Preferred Stock, totaling, in the aggregate, approximately $1.6 million, which is payable on March 31, 2006; semi-annual dividends of $3,618.00 per share ($36.18 per Depositary Share) on its Series G Preferred Stock, totaling, in the aggregate, approximately $.9 million, which is payable on March 31, 2006; and prorated quarterly dividends of $3,927.08 per share ($.3927 per Depositary Share) on its Series J Preferred Stock, totaling, in the aggregate, approximately $2.4 million, which is payable on March 31, 2006.

From January 1, 2006 to March 8, 2006, the Company awarded 303,142 shares of restricted common stock to certain employees and 1,169 shares of restricted common stock to certain Directors. These shares of restricted common stock had a fair value of approximately $12.0 million on the date of grant. The restricted common stock vests over periods from one to ten years. Compensation expense will be charged to earnings over the respective vesting period.

From January 1, 2006 to March 6, 2006, the Company acquired 23 industrial properties and several land parcels for a total estimated investment of approximately $149.7 million (approximately $.9 million of which was made through the issuance of limited partnership interests in the Operating Partnership (“Units”)). The Company also sold 16 industrial properties including the industrial property that is accounted for as a build to suit development for sale, for approximately $240.1 million of gross proceeds during this period.

Other Events

Subsequent to the filing of the Company’s annual report on Form 10-K on March 16, 2006, the Company has revised its audited consolidated financial statements for the years ended December 31, 2005, 2004, 2003,

2002 and 2001, due to certain provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” that require the Company to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Company has retrospectively adjusted its audited consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, to reflect 61 properties that were sold during the period from January 1, 2006 to June 30, 2006 that were not classified as held for sale at December 31, 2005, and 16 properties that were held for sale at June 30, 2006, that met the criteria to be classified as discontinued operations. The effect of the reclassification represents a $8.7 million, $6.8 million, $9.3 million, $6.7 million and $5.0 million decrease in its previously reported income from continuing operations for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively. As a result of the foregoing, Notes 3, 8, 10, 11, 17 (unaudited), and 18 (unaudited) to the consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 have been updated. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

Related Party Transactions

The Company periodically engages in transactions for which CB Richard Ellis, Inc. acts as a broker. A relative of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis, Inc. For the years ended December 31, 2005 and 2004, this relative received approximately $.3 and $.03 million in brokerage commissions.

Other

In December, 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“FAS 153”). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” FAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that the adoption of FAS 153 will have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)”). SFAS 123(R) is an amendment of SFAS 123 and requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is required to be measured based on the fair value of the equity of liability instruments issued. SFAS 123(R) also contains additional minimum disclosure requirements that including, but not limited to, the valuation method and assumptions used, amounts of compensation capitalized and modifications made. The effective date of SFAS 123(R) was subsequently amended by the SEC to be as of the beginning of the first interim or annual reporting period of the first fiscal year that begins on or after June 15, 2005, and allows several different methods of transition. The Company expects to adopt the pronouncement as required on January 1, 2006 using the prospective method and does not believe that the adoption of SFAS 123(R) will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to retire assets where the timing and/or method of settlement are conditioned on future events. FIN No. 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company adopted the provisions of FIN 47 in 2005. The adoption of this Interpretation did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May, 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“FAS 154”) which supersedes APB Opinion No. 20, “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements”. FAS 154 changes the requirements for the accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. FAS 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF 04-05, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights.” The conclusion provides a framework for addressing the question of when a sole general partner, as defined in EITF 04-05, should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership unless (1) the limited partners possess substantive kick-out rights as defined in paragraph B20 of FIN 46R, or (2) the limited partners possess substantive participating rights similar to the rights described in Issue 96-16, “Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest by the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” In addition, the EITF concluded that the guidance should be expanded to include all limited partnerships, including those with multiple general partners. The Company adopted EITF 04-05 as of December 31, 2005. The adoption of the EITF had no impact on the Company’s results of operations, financial position or liquidity.

In June 2005, the FASB ratified the consensus reached by the EITF regarding EITF No. 05-6, “Determining the Amortization Period for Leasehold Improvements.” The guidance requires that leasehold improvements acquired in a business combination, or purchased subsequent to the inception of a lease, be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. EITF 05-6 does not impact the Company’s results of operations, financial position, or liquidity.

Item 15.	Exhibits and Financial Statement Schedules

(a) Financial Statements, Financial Statement Schedule and Exhibits

(1&2) See Index to Financial Statements and Financial Statement Schedule on page F-1